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                         CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 20 to the registration statement on Form N1-A (the "Registration Statement") of our report dated May 13, 1998, relating to the financial statements and financial highlights of U.S. Small Capitalization Series, Japan Series, and International Small Capitalization Series (three portfolios of Barr Rosenberg Series Trust) which appear in the March 31, 1998 Annual Report to Shareholders of Barr Rosenberg Series Trust which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP


San Francisco, CA
July 27, 1998